UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/20/2005

Wells Real Estate Investment Trust II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51262

MD	20-0068852
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 2.01.    Completion of Acquisition or Disposition of Assets

On December 20, 2005, Wells Real Estate Investment Trust II, Inc. (the "Registrant"), through two wholly owned subsidiaries, purchased a 27-story office building containing approximately 581,000 rentable square feet (the "5 Houston Center Building") from Crescent 5 Houston Center, L.P., which is not affiliated with the Registrant, its subsidiaries or Wells Capital, Inc. The building is located on approximately 1.43 acres of land located at 1401 McKinney Street in Houston, Texas.

The purchase price of the 5 Houston Center Building was approximately $166.0 million, plus closing costs. The acquisition was funded with net proceeds raised from the Registrant's ongoing public offering and the assumption of a $90.0 million fixed rate loan secured by the 5 Houston Center Building in favor of Archon Financial, L.P. (see Item 2.03 for more information).

The 5 Houston Center Building, which was completed in 2002, is leased to Ernst and Young U.S. L.L.P. ("Ernst & Young") (approximately 26%), Jackson Walker L.L.P. ("Jackson Walker") (approximately 12%), Jenkens and Gilchrist, P.C. ("Jenkins & Gilchrist") (approximately 10%), Capgemini U.S. L.L.P. ("Capgemini U.S.") (approximately 8%) and various other office and retail tenants (approximately 40%). Approximately 4% of the 5 Houston Center Building is currently vacant.

Ernst & Young is the U.S. arm of Ernst & Young International, one of the Big Four accounting firms. Ernst & Young International, which has approximately 103,000 employees, provides audit, tax and transaction services to public and private companies in a wide variety of industries. Jackson Walker, a Texas-based law firm with seven offices and over 300 attorneys, represents clients in such areas as corporate and securities, litigation, intellectual property, health care, labor and employment, legislative, and regulatory, real estate, and international law. Jenkens & Gilchrist, which has over 300 attorneys in eight offices throughout the U.S., provides legal counsel in more than 20 areas of practice to industries and business leaders around the world. Capgemini U.S., which oversees the North American operations of Paris-based consulting firm Capgemini, offers management and information technology consulting services, systems integration, technology development design and outsourcing services through offices in 24 states. Capgemini U.S., which employs approximately 8,900 people, serves clients in a variety of industries, including automotive, energy and utilities, financial services, high-tech, manufacturing and transportation.

The current aggregate annual base rent for Ernst & Young, Jackson Walker, Jenkins & Gilchrist, Capgemini U.S. and the other 15 tenants of the 5 Houston Center Building is approximately $11.6 million. The current weighted-average remaining lease term for Ernst & Young, Jackson Walker, Jenkins & Gilchrist, Capgemini U.S. and the other 15 tenants of the 5 Houston Center Building is approximately seven years. Ernst & Young has the right, at its option, to extend the initial term of its lease for three additional three to five-year periods. Jackson Walker has the right, at its option, to extend the initial term of its lease for an additional 20 years in increments of five or ten years. Jenkens & Gilchrist has the right, at its option, to extend the initial term of its lease for two additional five-year periods. Capgemini U.S. has the right, at its option, to extend the initial term of its lease for two additional three to five-year periods. Jackson Walker has a one-time option to terminate a portion of its space of up to one full floor, approximately 30,000 rentable square feet, effective October 1, 2008 for a termination fee equal to the sum of four months of its then monthly rent plus unamortized leasing costs associated with the terminated space. Capgemini U.S. has a one-time option to terminate its lease agreement effective October 1, 2007 for a termination fee equal to seven months of its then monthly rent.

The Registrant does not intend to make significant renovations or improvements to the 5 Houston Center Building. Management of the Registrant believes that the 5 Houston Center Building is adequately insured.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 20, 2005, in connection with the acquisition of the 5 Houston Center Building, the Registrant assumed a $90.0 million fixed rate loan (the "Archon Loan") secured by the 5 Houston Center Building in favor of Archon Financial, L.P. The Archon Loan requires monthly interest payments of approximately $0.4 million and matures in October 2008. The annual interest rate of the Archon Loan is 5.001%. The Registrant may prepay the Archon Loan in full any time after October 2, 2006. If the prepayment occurs any time prior to June 1, 2008, the prepayment must be accompanied by a Yield Maintenance Premium payment, which is equal to the excess of i) the sum of the respective present values, computed as of the prepayment date, of the remaining scheduled payments of principal and interest discounted at the Treasury Constant Yield over ii) the outstanding principal balance of the Archon Loan as of the date immediately prior to such prepayment.

Item 9.01.    Financial Statements and Exhibits

(a)       Financial Statements. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before March 4, 2006, by amendment to this Form 8-K.

(b)       Pro Forma Financial Information. See Paragraph (a) above.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: December 23, 2005	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President